Exhibit 99.1

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq NM: OCCF)
www.occfiber.com
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Neil Wilkin	Marilynn Meek
President & CEO	General Information
(540) 265-0690	(212) 445-8451
investorrelations@occfiber.com	mmeek@financialrelationsboard.com
Tracy Smith	Susan Garland
Vice President & CFO	Analysts
(540) 265-0690	(212) 445-8458
investorrelations@occfiber.com	sgarland@financialrelationsboard.com

FOR IMMEDIATE RELEASE:

OPTICAL CABLE CORPORATION REPORTS IMPROVED EARNINGS FOR

THIRD QUARTER 2004 AND NINE MONTH PERIOD

ROANOKE, VA, September 8, 2004 — Optical Cable Corporation (Nasdaq NM: OCCF) today announced financial results for its fiscal third quarter and nine months ended July 31, 2004.

Third Quarter 2004 Financial Results

Optical Cable reported that net income increased significantly to $318,000, or $0.06 per basic and diluted share for its third fiscal quarter ended July 31, 2004, compared to a net loss of $71,000, or $0.01 per basic and diluted share for the same period last year.

Net sales for the third quarter of fiscal 2004 increased 9.8% to $11.3 million from $10.3 million for the same period last year. Sequentially, net sales for the third quarter of fiscal 2004 increased 5.7% compared to net sales of $10.7 million for the second quarter of fiscal 2004.

Gross profit as a percentage of net sales for the third quarter was 40.6%, compared to 29.4% for the third quarter of fiscal 2003. By comparison, gross profit margin was 39.0% for the first quarter of fiscal 2004 and 39.2% for the second quarter of fiscal 2004. The higher than expected gross profit margin in the third quarter of 2004 was positively

Optical Cable Corp. – Third Quarter 2004 Earnings Release

impacted by the sale of a mix of products with higher margins during the period. During the third quarter of 2003, gross profit margin was negatively impacted by a charge of $166,000 resulting from a change in estimate with respect to the net realizable value of certain finished goods inventory; and a charge of $133,000 resulting from a change in estimate regarding the collectibility of a refund associated with raw material purchases.

Selling, general and administrative expenses (excluding shareholder litigation expenses incurred during the fiscal year 2003) (“SG&A expenses”) for the third quarter of fiscal 2004 increased 38.9% to $4.0 million, compared to $2.9 million for the same period last year.

The largest element of the net increase in SG&A expenses was compensation costs. The increase in compensation costs represented approximately 65% of the net increase. Compensation costs have increased as a result of increases in commissions as net sales have increased, increases in employee incentives targeted to improve financial results, incentives paid to the sales force associated with the Company’s market segment initiatives and new hires. Other costs that contributed to the increase in SG&A include costs associated with the expensing of restricted stock grants for both members of management and non-employee directors. As previously disclosed, during fiscal year 2004 the Company began using restricted stock grants as management incentives in lieu of stock options. Additionally, during 2004, in accordance with the Company’s 2004 Non-employee Directors Stock Plan approved by the shareholders at its annual meeting on March 9, 2004, Optical Cable began using restricted stock grants as partial compensation for non-employee directors as payment for Board services in lieu of cash. Generally, restricted stock grants are expensed over the vesting period of the grant, where stock options historically have not been expensed.

Fiscal Year-to-Date 2004 Financial Results

The Company recorded net income for the first nine months of fiscal 2004 of $419,000 or $0.08 per basic share and $0.07 per diluted share, compared to a net loss of $91,000, or $0.02 per basic and diluted share for the same period last year. Net sales for the first nine months of fiscal 2004 increased 5.0% to $31.3 million from $29.8 million for the same period last year. The Company’s gross profit margin increased to 39.6% for the first nine months of fiscal 2004 compared to 34.8% for the same period last year. SG&A expenses for the first nine months of fiscal 2004 increased 21.8% to $11.6 million from $9.6 million for the same period last year.

Management’s Comments

“We are quite pleased with the results for the third quarter. The market continues to show signs of strengthening and Optical Cable is on target to meet expected revenue growth for the year,” stated Neil Wilkin, President and CEO of Optical Cable Corporation.

Optical Cable Corp. – Third Quarter 2004 Earnings Release

“We continue to work toward further improving Optical Cable’s financial results by executing our strategy of increasing penetration in targeted markets and building the critical mass of infrastructure and human resources necessary to make that result possible,” Mr. Wilkin added.

Company Information

Optical Cable Corporation pioneered the design and production of special tight buffered fiber optic cables for the most demanding military field applications in the early 1980s. At its ISO 9001:2000 registered facility in Roanoke, Virginia, the Company manufactures a broad range of fiber optic cables that can be used both indoors and outdoors and utilize a tight buffered coating process that provides mechanical and environmental protection for the optical fiber. The current product portfolio is built on the evolution of the Company’s fundamental technologies and designed to provide end-users with significant value.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; the economic conditions affecting network service providers; corporate spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; an adverse change in laws and regulations associated with the extraterritorial income exclusion; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States and subsequent military responses by the United States, and any potential future military conflicts; ability to retain key personnel; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight

Optical Cable Corp. – Third Quarter 2004 Earnings Release

Board; changes in market demand, exchange rates, productivity, weather or market and economic conditions in the areas of the world in which the Company operates and markets its products and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2004 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2004	2003	2004	2003
Net sales	$11,265	$10,260	$31,268	$29,764
Cost of goods sold	6,695	7,243	18,878	19,395

Gross profit	4,570	3,017	12,390	10,369
Selling, general and administrative expenses	4,040	2,907	11,638	9,552
Shareholder litigation settlement expense	—	296	—	871
Loss on impairment of machinery and equipment	—	—	—	117

Income (loss) from operations	530	(186)	752	(171)

Interest expense, net	(28)	(38)	(89)	(113)
Other, net	(10)	6	(15)	38

Other expense, net	(38)	(32)	(104)	(75)

Income (loss) before income taxes	492	(218)	648	(246)

Income tax expense (benefit)	174	(147)	229	(155)

Net income (loss)	$318	$(71)	$419	$(91)

Net income (loss) per share
Basic	$0.06	$(0.01)	$0.08	$(0.02)

Diluted	$0.06	$(0.01)	$0.07	$(0.02)

Weighted average shares outstanding
Basic	5,612	5,453	5,579	5,831

Diluted	5,625	5,453	5,626	5,831

—MORE—

Optical Cable Corp. – Third Quarter 2004 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31, 2004	October 31, 2003
Cash	$3,068	$2,337
Trade accounts receivable, net of allowance for doubtful accounts	8,089	7,688
Inventories	6,676	6,625
Other current assets	830	1,178

Total current assets	$18,663	$17,828
Non-current assets	12,105	12,357

Total assets	$30,768	$30,185

Total current liabilities	$3,485	$3,551
Non-current liabilities	—	—

Total liabilities	3,485	3,551
Total shareholders’ equity	27,283	26,634

Total liabilities and shareholders’ equity	$30,768	$30,185

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